EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Revlon, Inc. dated as of September 19, 2019  is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(2) under the Securities Exchange Act of 1934, as amended.
Dated:  September 19, 2019
MITTLEMAN BROTHERS LLC

By:	/s/ Philip C. Mittleman
Philip C. Mittleman
Managing Member

MASTER CONTROL LLC

By:	/s/ Philip C. Mittleman
Philip C. Mittleman
Authorized Person

MITTLEMAN INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephen G. Bondi
Stephen G. Bondi
Authorized Person

/s/ Christopher P. Mittleman
CHRISTOPHER P. MITTLEMAN

/s/ Philip C. Mittleman
PHILIP C. MITTLEMAN

/s/ David J. Mittleman
DAVID J. MITTLEMAN